Exhibit 4
                                                               Conformed Copy















                     CROWN CENTRAL PETROLEUM CORPORATION
                     EMPLOYEES SUPPLEMENTAL SAVINGS PLAN

                                    TABLE OF CONTENTS


                                                                      Page


                                         SECTION I

                                          PURPOSE                      1

                                        SECTION II

                                        DEFINITIONS                    1
   2.1   Adjustment Date . . . . . . . . . . . . . . . . . . . . . .   1
   2.2   Administrator . . . . . . . . . . . . . . . . . . . . . . .   1
   2.3   Beneficiary . . . . . . . . . . . . . . . . . . . . . . . .   1
   2.4   Board . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   2.5   Code. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   2.6   Compensation. . . . . . . . . . . . . . . . . . . . . . . .   1
   2.7   Deferral Election . . . . . . . . . . . . . . . . . . . . .   1
   2.8   Deferrals . . . . . . . . . . . . . . . . . . . . . . . . .   1
   2.9   Deferrals Account . . . . . . . . . . . . . . . . . . . . .   1
   2.10  Eligible Employee . . . . . . . . . . . . . . . . . . . . .   1
   2.11  Employee. . . . . . . . . . . . . . . . . . . . . . . . . .   2
   2.12  Employees Plan. . . . . . . . . . . . . . . . . . . . . . .   2
   2.13  Employer. . . . . . . . . . . . . . . . . . . . . . . . . .   2
   2.14  Employer Matching Contributions . . . . . . . . . . . . . .   2
   2.15  Employer Matching Contributions Account . . . . . . . . . .   2
   2.16  Matching Credits. . . . . . . . . . . . . . . . . . . . . .   2
   2.17  Matching Credits Account. . . . . . . . . . . . . . . . . .   2
   2.18  Participant . . . . . . . . . . . . . . . . . . . . . . . .   2
   2.19  Participant Contributions . . . . . . . . . . . . . . . . .   2
   2.20  Participant Contributions Account . . . . . . . . . . . . .   2
   2.21  Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   2.22  Plan Year . . . . . . . . . . . . . . . . . . . . . . . . .   2
   2.23  Related Group . . . . . . . . . . . . . . . . . . . . . . .   2
   2.24  Tax Limits. . . . . . . . . . . . . . . . . . . . . . . . .   2

                                        SECTION III

                                       PARTICIPATION                   2
   3.1   Election to Participate . . . . . . . . . . . . . . . . . .   2
   3.2   Deferral Elections. . . . . . . . . . . . . . . . . . . . .   3
   3.3   Termination of Participation; Re-employment . . . . . . . .   3
   3.4   Change in Status. . . . . . . . . . . . . . . . . . . . . .   3

                                        SECTION IV

                         DEFERRALS, MATCHING CREDITS AND ACCOUNTS      3
   4.1   Participant Deferrals . . . . . . . . . . . . . . . . . . .   3
   4.2   Matching Credits. . . . . . . . . . . . . . . . . . . . . .   3
   4.3   Change of Status. . . . . . . . . . . . . . . . . . . . . .   4
   4.4   Deferrals Accounts. . . . . . . . . . . . . . . . . . . . .   4
   4.5   Matching Credits Accounts . . . . . . . . . . . . . . . . .   4
   4.6   Investment of Contributions . . . . . . . . . . . . . . . .   4
   4.7   Special Contribution. . . . . . . . . . . . . . . . . . . .   4

                                         SECTION V

                                    PAYMENT OF BENEFITS                 4
   5.1   Time of Payment . . . . . . . . . . . . . . . . . . . . . .    4
   5.2   Form of Benefit . . . . . . . . . . . . . . . . . . . . . .    4
   5.3   Payments. . . . . . . . . . . . . . . . . . . . . . . . . .    5
   5.4   Form of Payment . . . . . . . . . . . . . . . . . . . . . .    5

                                        SECTION VI

                                       UNFUNDED PLAN                    5

                                        SECTION VII

                                 MISCELLANEOUS PROVISIONS               6
   7.1   Non-Guarantee of Employment . . . . . . . . . . . . . . . .    6
   7.2   Rights Under Employees Plan . . . . . . . . . . . . . . . .    6
   7.3   Amendments/Termination. . . . . . . . . . . . . . . . . . .    6
   7.4   Non-Assignability . . . . . . . . . . . . . . . . . . . . .    6
   7.5   Plan Administration . . . . . . . . . . . . . . . . . . . .    6
   7.6   Withholding of Taxes, etc.. . . . . . . . . . . . . . . . .    6
   7.7   Successor Company . . . . . . . . . . . . . . . . . . . . .    6
   7.8   Governing Law . . . . . . . . . . . . . . . . . . . . . . .    6

                                 CROWN CENTRAL PETROLEUM

                            EMPLOYEES SUPPLEMENTAL SAVINGS PLAN


   The Crown Central Petroleum Employees Supplemental Savings Plan is adopted effective as of January 1, 1994, by Crown Central Petroleum Corporation.

                                         SECTION I

                                          PURPOSE

   This Plan is established and maintained solely for the purpose of providing deferred compensation for a select group of highly-compensated management employees in excess of the limitations imposed by Code sections 401(a)(17), 401(m), 402(g) and 415 on benefits payable to those employees under the Crown Central Petroleum Employees Savings Plan.

                                        SECTION II

                                        DEFINITIONS

   Whenever used in this Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

   2.1 Adjustment Date: The last day of each Plan Year. The Committee may establish more frequent Adjustment Dates, if the Committee deems it appropriate.

   2.2 Administrator: The administrator appointed pursuant to Article XV of the Employees Plan.

   2.3 Beneficiary: Any person designated by a Participant or otherwise entitled to receive such benefits as may become payable hereunder after the death of such Participant. The Beneficiary shall be the same as designated in accordance with the Employees Plan.

   2.4   Board:  The Board of Directors of Crown Central Petroleum Corporation.

   2.5 Code: The Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law. Reference to a particular section of the Code shall include a reference to any regulations issued under the section and to the corresponding section of any subsequently enacted federal revenue laws.

   2.6 Compensation: Compensation as determined under Section 1.7 of the Employees Plan without the limits of Code section 401(a)(17).

   2.7 Deferral Election: An election filed by a Participant to make Participant contributions under the Employees Plan.

   2.8 Deferrals: For any Participant, compensation deferrals credited to such Participant's Account under Section 4.1.

   2.9 Deferrals Account: The bookkeeping account established and maintained for each Participant to record such Participant's Deferrals and adjustments thereto pursuant to Section 4.4.

   2.10 Eligible Employee: Any employee (a) who is a participant in the Employees Plan, (b) whose Employer Matching Contributions or whose Participant Contributions under the Employees Plan are limited by the provisions of that plan which are designed to comply with Code sections 401(a)(17), 401(m), 402(g) and 415, (c) who is a management or highly compensated employee within the meaning of section 201(2) of the Employee Retirement Income Security Act of 1974, as amended, and (d) who is designated by the Committee as eligible for participation in this Plan.

   2.11 Employee: Any person employed by the Employer as an employee, other than as an independent contractor.

   2.12  Employees Plan:  The Crown Central Petroleum Employees Savings Plan.

   2.13 Employer: Crown Central Petroleum Corporation and any other company in the Related Group that adopts the Employees Plan with the consent of Crown Central Petroleum Corporation. "Employer" shall include any other company or organization that may be connected with any of the foregoing corporations by merger, consolidation or otherwise and which succeeds in writing to its rights, powers, liabilities and duties hereunder.

   2.14 Employer Matching Contributions: The Employer contribution that is made pursuant to Section 3.2 of the Employees Plan.

   2.15 Employer Matching Contributions Account: For any Participant, that account maintained for the Participant in accordance with Section 1.1(a) of the Employees Plan.

   2.16 Matching Credits: For any Participant, amounts that are credited by the Company to such Participant's Matching Credits Account under Section 4.2.

   2.17 Matching Credits Account: The bookkeeping account established and maintained for each Participant to record such Participant's Matching Credits and adjustments thereto pursuant to Section 4.4.

   2.18 Participant: Each Eligible Employee who is an active participant in the Employees Plan and who elects to participate in this Plan.

   2.19 Participant Contributions: Contributions made at the election of a Participant by the Employer pursuant to Section 3.1 of the Employees Plan.

   2.20 Participant Contributions Account: For any Participant, that account maintained for the Participant in accordance with Section 1.1(b) and (c) of the Employees Plan.

   2.21 Plan: The "Crown Central Petroleum Employees Supplemental Savings Plan," as set forth herein and as amended from time to time.

   2.22  Plan Year:  The calendar year.

   2.23  Related Group:  The Related Group as defined in the Employees Plan.

   2.24 Tax Limits: The restrictions on Participant Contributions and Employer Matching Contributions under the Employees Plan required by Code sections 401(a)(17), 401(k), 401(m) and 415.


                                        SECTION III

                                       PARTICIPATION

   3.1 Election to Participate: An Eligible Employee may elect to become a Participant in this Plan as of any January 1 by filing a Deferral Election with the Employer before January 1 as of which the Eligible Employee's participation is to become effective. If an Employee first becomes an Eligible Employee after January 1 of a Plan Year, the Eligible Employee may become a participant by filing a Deferral Election with the Employer within 15 days after he or she is notified that he has become an Eligible Employee. Such an Eligible Employee shall become a Participant effective as of the date on which he or she files a Deferral Election with the Employer.

   3.2 Deferral Elections: A Participant's Deferral Election shall apply to Compensation earned after the effective date of the Deferral Election. Deferral Elections may only be made prospectively. For purposes of this Plan, only one Deferral Election can be made with respect to compensation to be earned in a single Plan Year and the first Deferral Election made in each Plan Year shall be controlling. Any such election shall be controlling as to the crediting of Deferrals under Section 4.1 until the date the Participant
(a) files a new Deferral Election with the Employer effective as of a succeeding January 1, (b) ceases to be an Eligible Employee, or (c) becomes entitled to benefits under this Plan.

   3.3 Termination of Participation; Re-employment: Participation shall cease upon a Participant's termination of employment or if the Participant ceases to be an Eligible Employee. Upon re-employment as an Eligible Employee, a former Participant may again become a Participant in the Plan effective as of the January 1 next following the date of his or her reemployment by filing a Deferral Election with the Company in accordance with the provisions of Section 3.2. If a Participant elects not to be an active Participant for a Plan Year, he or she may become an active Participant effective as of the next following January 1, or any subsequent January 1, by filing a Deferral Election with the Company in accordance with the provisions of Section 3.2.

   3.4 Change in Status: If a Participant ceases to be an Eligible Employee or elects not to be an active Participant, but continues to be employed by an Employer, Deferrals and Matching Credits shall be suspended as provided in
Section 4.3. All other provisions of this Plan shall remain in effect, and he or she shall continue to be entitled to credits under the last sentence of Sections 4.3 and 4.4 until his or her Deferrals Account and Matching Credits Account are fully distributed as provided in Section V.

                                        SECTION IV

                         DEFERRALS, MATCHING CREDITS AND ACCOUNTS

   4.1 Participant Deferrals: A Participant will be entitled to make Deferrals under this Plan in accordance with the Participant's election to make Participant Contributions pursuant to the terms of the Employees Plan. Any amounts that cannot be credited to the Participant's Participant Contributions Account under the Employees Plan because of the Tax Limits shall be credited to his or her Deferrals Account maintained pursuant to
Section 4.4. In no event may a Participant make Deferrals during a Plan Year unless he has made the maximum amount of Participant Contributions to the Employees Plan permitted under Section 402(g) of the Code and under the terms of the Employee's Plan. The aggregate of a Participant's Deferrals under this Section 4.1 in any given year shall not exceed the excess of (A) the amount that the Participant would have been able to contribute to such Participant's Participant Contributions Account for such year if there were no Tax Limits over (B) the amount of any Participant Contributions actually credited to such Participant's Participant Contributions Account for such year.

   4.2 Matching Credits: Each year, the Employer shall credit to the Matching Credits Account of each Participant an amount equal to the excess of
(A) the amount of the Employer Matching Contributions that the Employer would have made on behalf of such Participant for such year (pursuant to Section
3.2 of the Employees Plan) if there were no Tax Limits and such Participant had made Participant Contributions to the Employees Plan equal to the sum of the Participant Contributions actually made plus the Deferrals made pursuant to this Plan for such year over (B) the amount of any Employer Matching Contributions actually made by the Employer on behalf of such Participant during such year. A Participant shall be vested in such Participant's Matching Credits Account to the same extent that the Participant is vested in his or her Employer Matching Contributions Account.

   4.3 Change of Status: Participant Deferrals pursuant to Section 4.1 and Matching Credits pursuant to Section 4.2 for a Participant who changes his or her status will be governed by the following provisions:

      (a) A Participant who elects not to participate in the Plan will be credited with Deferrals and Matching Credits through and ending with the payroll period within which the Participant's election is received by the Employer.

      (b) A Participant who ceases to be an Eligible Employee will be credited with Deferrals and Matching Credits through and ending with the payroll period within which he or she ceases to be an Eligible Employee.

   4.4 Deferrals Accounts: For bookkeeping purposes only, the Employer shall maintain a Deferrals Account for each Participant to which each Participant's Deferrals, together with any further amounts accrued thereon, shall be credited. Deferrals shall be credited to a Participant's Deferrals Account with respect to each pay period after the Compensation constituting such Deferral is earned. Any deemed earnings, gains, losses, appreciation and depreciation accruing on a Participant's Deferrals in accordance with Section
4.6 shall be credited to the Participant's Deferrals Account as of each Adjustment Date.

   4.5 Matching Credits Accounts: For bookkeeping purposes only, the Employer shall maintain a Matching Credits Account for each Participant to which Matching Credits made on behalf of such Participant, together with any further amounts accrued thereon, shall be credited. Matching Credits shall be credited to a Participant's Matching Credits Account at least annually. Any deemed earnings, gains, losses, appreciation and depreciation accruing on a Participant's Matching Credits in accordance with Section 4.6 shall be credited to the Participant's Matching Credits Account as of each Adjustment Date.

   4.6 Investment of Contributions: Amounts credited to a Participant's Deferrals Account and Matching Credits Account shall be deemed to be invested along with the Trust Fund under Article V of the Employees Plan. As of each Adjustment Date, the Participant's Deferrals Account and Matching Credits Account shall be adjusted to take into account this deemed investment in accordance with the principles of Section 4.3 of the Crown Central Petroleum Employees Supplemental Savings Plan Trust.

   4.7 Special Contribution: The Employer shall credit to the Matching Credits Account of each Participant an amount equal to the Matching Credits that would have been credited under the Plan for that Participant if the Plan had been in effect for the period from January 1, 1994 to the effective date of the Plan.

                                         SECTION V

                                    PAYMENT OF BENEFITS

   5.1 Time of Payment: A Participant shall be entitled to receive a distribution of his benefits under this Plan as of the date on which he has elected to begin receiving benefits under Article X or Article XI of the Employees Plan. In no event may a Participant elect to defer the receipt of his benefits after the date on which such benefits become payable. In no event may a Participant receive benefits under this Plan while an Employee.

   5.2   Form of Benefit:

      (a) Benefits shall be paid in the form designated by the Participant prior to the date on which his or her benefits become payable. If a Participant has not designated the form in which his benefits are to be paid prior to the date on which the benefits become payable, such benefits will be distributed to the Participant in a single lump sum payment as of the date on which they are first payable. The available distribution forms are as follows:

         (i) The balance credited to the Participant's Deferrals Account and Matching Credits Account may be paid to the Participant or Beneficiary in a single lump sum payment.

            (ii) The balance credited to the Participant's Deferrals Account and Matching Credits Account may be segregated in a separate interest-bearing account invested under procedures similar to Section 4.6, with interest earned on such account, and paid in equal, or nearly equal, at least annual installments over a term certain selected by the Participant not to exceed five years. If the Participant dies before the completion of installment payments, any remaining balance credited to the Participant's account shall be paid to his or her Beneficiary. If a Beneficiary who is receiving payments dies, any remaining balance of the account shall be paid to the personal representative of the Beneficiary's estate.

      (b) If the aggregate balance credited to a Participant's Deferrals Account and Matching Credits Account is not greater than three thousand five hundred dollars ($3,500) (including any prior distributions), benefits shall be paid by a single sum distribution.

   5.3 Payments to Beneficiaries: If a Participant dies with a balance credited to the Participant's Deferrals Account or Matching Credits Account, the balance shall be paid to the Beneficiary of the Participant. All payments to a Beneficiary shall be made in a single lump sum payment.
Payment shall be made as soon as possible after the death of the Participant.

   5.4 Form of Payment: All payments to any Participant or Beneficiary under this Plan shall be made in cash or, to the extent provided by the Administrator, in kind in Crown Central Petroleum Corporation stock.


                                        SECTION VI

                                       UNFUNDED PLAN

   There is no fund associated with this Plan. The Employer shall be required to make payments only as benefits become due and payable. No Participant or Beneficiary shall have any right, other than the right of an unsecured general creditor, against the Employer in respect to the benefits payable, or which may be payable, to such Participant or Beneficiary hereunder. If the Employer, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, then, except as may otherwise be provided in the instrument pursuant to which such reserve or fund is established, no Participant or Beneficiary shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan.

                                        SECTION VII

                                 MISCELLANEOUS PROVISIONS

   7.1 Non-Guarantee of Employment: Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Participant, or as a right of any such Participant to be continued in the employment of the Employer or as a limitation of the right of the Employer to deal with any Participant, as to their hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though this Plan did not exist.

   7.2 Rights Under Employees Plan: Nothing in this Plan shall be construed to limit, broaden, restrict, or grant any right to a Participant or Beneficiary under the Employees Plan, nor in any way to limit, modify, repeal or otherwise affect the Employer's right to amend or modify the Employees Plan.

   7.3 Amendments/Termination: The Employer reserves the right to make from time to time amendments to or terminate this Plan by vote duly adopted by the Board (or any duly authorized committee thereof); provided, however, that no such amendment or termination shall adversely affect a Participant's credits in the Participant's Deferrals Account and Matching Credits Account.

   7.4 Non-Assignability: The benefits payable under this Plan shall not be subject to alienation, assignment, pledge, garnishment, execution or levy of any kind and any attempt to cause any such benefits to be so subjected shall not be recognized.

   7.5 Plan Administration: This Plan shall be operated and administered by the Committee whose decision on all matters involving the interpretation and administration of this Plan shall be final and binding.

   7.6 Withholding of Taxes, etc.: All amounts payable hereunder shall be reduced for the amounts required to be withheld pursuant to any applicable governmental law or regulation with respect to taxes or any similar provisions.

   7.7 Successor Company: In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision may be made by which a successor to all or a major portion of the Employer's property or business shall continue this Plan, and the successor shall have all of the powers, duties and responsibilities of the Company under this Plan.

   7.8 Governing Law: This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Maryland.

                                         * * * * *

   IN WITNESS WHEREOF, Crown Central Petroleum Corporation has caused this Plan to be executed the 29th day of September, 1994.

                  CROWN CENTRAL PETROLEUM CORPORATION



                  By:   /s/ J. Michael Mims
                        J. Michael Mims
                        (Signature of Officer of Company)